EXHIBIT 99.1
News Release
Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Financial Results for Third Quarter of 2010
 Iron Ore Price Increases Significantly Impact Quarterly Results
WEST CHESTER, OH, October 26, 2010 – AK Steel (NYSE: AKS) today reported a net loss of $59.2 million, or $0.54 per diluted share of common stock, for the third quarter of 2010, compared to net income of $6.2 million, or $0.06 per diluted share, for the third quarter of 2009.
Net sales for the third quarter of 2010 were $1,575.9 million on shipments of 1,465,800 tons compared to sales of $1,041.1 million on shipments of 1,047,800 tons for the year-ago third quarter.  The company said its average selling price for the third quarter of 2010 was $1,075 per ton, a 2% decrease from the $1,101 per-ton price in the second quarter of 2010, and approximately 8% higher than the $994 per-ton average price realized in the third quarter of 2009.  The company reported an operating loss for the third quarter of 2010 of $102.5 million, or $70 per ton, compared to an operating profit of $15.3 million, or $15 per ton, for the third quarter of 2009.
2010 Iron Ore Price Increase Impacts Third Quarter
AK Steel said that it has agreed with two of its three primary iron ore suppliers that the requirements for the establishment of the annual benchmark price of iron ore for 2010 have been met.  That 2010 benchmark is an increase of 98.65 % over the 2009 benchmark, and is higher than the 65% increase the company had previously estimated for the first half and for its third quarter guidance. The third primary supplier of iron ore to the company has not acknowledged yet that an annual benchmark price has been established.  Instead, that supplier continues to seek a price increase in excess of the 98.65% annual benchmark price.  The company does not agree that this supplier has a right under the parties’ contract to charge based on other than an annual benchmark price and, for purposes of the iron ore purchased from this supplier, the company has used an estimated benchmark price increase of 98.65% in its third quarter financial results.
The company’s third quarter 2010 financial results reflect the year-to-date impact of the higher iron ore price, which increased the company’s third quarter operating loss by approximately $76.0 million, or $52 per ton.  Excluding the effect of the change in the price of iron ore, the company’s operating loss in the third quarter was approximately $26.5 million, or $18 per ton, which includes the costs associated with an 11-day blast furnace maintenance outage that had been planned for the first half of 2011.  That outage on the company’s Ashland (KY) blast furnace was advanced to the third quarter due to furnace conditions.
   “The combined impact of significantly higher iron ore costs and the accelerated blast furnace maintenance obscured the solid year-over-year performance turned in by AK Steel employees,” said James L. Wainscott, Chairman, President and CEO of AK Steel.  “Nonetheless, a stubbornly reluctant economic recovery and soaring raw material costs will continue to challenge us in the near term.”
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The following schedule reflects the reconciliation of the Non-GAAP quarterly financial measures discussed in the preceding section of this news release:

Three Months Ended
(Dollars in millions, except per ton)	September 30,
2010
Reconciliation to operating loss
Adjusted operating loss (excluding item below)	$(26.5)
Effect of 98.65% iron ore change in estimate	(76.0)
Operating loss	$(102.5)

Reconciliation to operating loss per ton
Adjusted operating loss per ton (excluding item below)	$(18)
Effect of 98.65% iron ore change in estimate	(52)
Operating loss per ton	$(70)

Nine-Month Results
For the first nine months of 2010, the company reported a net loss of $30.6 million, or $0.28 per diluted share of common stock, compared to a net loss of $114.4 million, or $1.05 per diluted share for the corresponding 2009 period.  Results for the first nine months of 2010 include a non-cash charge in the first quarter of $25.3 million, or $0.23 per diluted share of common stock, related to federal healthcare legislation signed into law in March of this year.  Excluding the special charge, the net loss for the first nine months of 2010 was $5.3 million, or $0.05 per diluted share.
Sales for the first nine months of 2010 were $4,577.7 million compared to $2,756.9 million in the first nine months of 2009.  Shipments for the first nine months of 2010 were 4,301,000 tons compared to 2,567,200 tons for the first nine months of 2009.  The company reported an operating profit of $20.7 million, or $5 per ton, for the first nine months of 2010 compared to an operating loss of $157.1 million, or $61 per ton, for the first nine months of 2009.
During the first nine months of 2010, the company made $110.0 million in pension fund contributions and a $65.0 million contribution associated with the Middletown Works VEBA settlement.
The following schedule reflects the reconciliation of the Non-GAAP nine-month financial measures discussed in the preceding section of this news release:

Nine Months Ended
(Dollars in millions)	September 30,
2010
Reconciliation to net loss attributable to AK Steel Holding Corporation
Adjusted net loss (excluding item below)	$(5.3)
Income tax provision due to tax law change	(25.3)
Net loss attributable to AK Steel Holding Corporation	$(30.6)

Reconciliation to basic and diluted earnings per share
Adjusted basic and diluted earnings per share (excluding item below)	$(0.05)
Income tax provision due to tax law change	$(0.23)
Basic and diluted earnings per share	$(0.28)
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Fourth-Quarter 2010 Outlook
AK Steel said it expects shipments of approximately 1,300,000 to 1,350,000 tons for the fourth quarter, with an average selling price per ton decrease of approximately 4% from the third quarter.  While the company expects fourth-quarter maintenance costs to decrease by about $20 million from the third quarter, it nonetheless expects to incur an operating loss of approximately $80 per ton for the fourth quarter of 2010, largely due to the lower shipments and selling prices combined with continued high iron ore and other raw material costs.
Use of Non-GAAP Financial Measures
AK Steel has included in this news release certain Non-GAAP financial measures that management believes are useful to investors in understanding and evaluating the operating performance of the company across comparable periods.  The presentation of these additional financial measures is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2009, as updated in our most recent Quarterly Report on Form 10-Q.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Shipments (000 tons)	1,465.8	1,047.8	4,301.0	2,567.2
Selling price per ton	$1,075	$994	$1,064	$1,074

Net sales	$1,575.9	$1,041.1	$4,577.7	$2,756.9

Cost of products sold	1,576.1	929.2	4,247.7	2,618.8
Selling and administrative expenses	52.0	45.6	158.8	141.3
Depreciation	50.3	51.0	150.5	153.9
Total operating costs	1,678.4	1,025.8	4,557.0	2,914.0

Operating profit (loss)	(102.5)	15.3	20.7	(157.1)

Interest expense	5.9	9.0	25.9	28.4
Other income (expense)	8.0	2.9	(5.8)	8.6

Income (loss) before income taxes	(100.4)	9.2	(11.0)	(176.9)

Income tax provision due to tax law change	-	-	25.3	-
Income tax provision (benefit)	(40.4)	3.5	(4.1)	(61.0)

Net income (loss)	(60.0)	5.7	(32.2)	(115.9)

Less: Net loss attributable to noncontrolling interests	(0.8)	(0.5)	(1.6)	(1.5)

Net income (loss) attributable to AK Steel Holding Corporation	$(59.2)	$6.2	$(30.6)	$(114.4)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.54)	$0.06	$(0.28)	$(1.05)

Weighted average shares outstanding:
Basic	109.5	108.7	109.5	109.1
Diluted	109.5	109.2	109.5	109.1

Dividends declared and paid per share:	$0.05	$0.05	$0.15	$0.15

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AK Steel Holding Corporation
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30,	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$80.5	$461.7
Accounts receivable, net	601.4	463.1
Inventories, net	674.0	416.7
Other current assets	275.3	288.6
Total Current Assets	1,631.2	1,630.1

Property, plant and equipment	5,575.3	5,385.1
Accumulated depreciation	(3,559.5)	(3,409.1)
Property, plant and equipment, net	2,015.8	1,976.0
Other	661.5	668.6

Total Assets	$4,308.5	$4,274.7

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$766.5	$438.9
Other accruals	165.5	157.0
Current portion of long-term debt	0.7	0.7
Pension & other postretirement benefit obligations	140.6	144.1
Total Current Liabilities	1,073.3	740.7

Long-term debt	501.8	605.8
Pension & other postretirement benefit obligations	1,654.0	1,856.2
Other liabilities	278.8	191.9

Total Liabilities	3,507.9	3,394.6

Stockholders' Equity
Common stock, authorized 200,000,000 shares of $0.01 par value each; issued 2010, 122,817,675 shares, 2009, 121,881,816 shares; outstanding 2010, 109,988,581 shares, 2009, 109,394,455 shares	1.2	1.2
Additional paid-in capital	1,929.2	1,911.4
Treasury stock, shares at cost, 2010, 12,829,094 shares; 2009, 12,487,361 shares	(169.9)	(162.2)
Accumulated deficit	(1,084.5)	(1,037.5)
Accumulated other comprehensive income	127.8	167.9
Total AK Steel Holding Corporation Stockholders' Equity	803.8	880.8

Noncontrolling interest	(3.2)	(0.7)

Total Stockholders' Equity	800.6	880.1

Total Liabilities and Stockholders' Equity	$4,308.5	$4,274.7

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AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Nine Months Ended
	September 30,
	2010	2009

Cash Flow From Operating Activities:
Net loss	$(32.2)	$(115.9)
Depreciation	150.5	153.9
Amortization	14.1	9.7
Deferred taxes	25.5	(40.8)
Contributions to the pension trust	(110.0)	(210.0)
Contribution to Middletown retirees VEBA	(65.0)	(65.0)
Pension and other postretirement benefit payments greater than expense	(78.3)	(47.9)
Working capital	(100.1)	176.4
Working capital - Middletown Coke	0.3	(1.8)
Other	18.7	54.0
Net Cash Flow From Operating Activities	(176.5)	(87.4)

Cash Flow From Investing Activities:
Capital investments	(72.3)	(91.2)
Capital investments - Middletown Coke	(86.4)	(22.5)
Other	0.8	2.3
Net Cash Flow From Investing Activities	(157.9)	(111.4)

Cash Flow From Financing Activities:
Proceeds from issuing long-term debt	400.0	-
Redemption of long-term debt	(506.1)	(23.3)
Debt issuance costs	(9.0)	-
Proceeds from exercise of stock options	1.3	-
Purchase of treasury stock	(7.7)	(11.4)
Common stock dividends	(16.5)	(16.5)
Advances from noncontrolling interest owner to Middletown Coke	88.4	25.3
Other	2.8	1.5
Net Cash Flow From Financing Activities	(46.8)	(24.4)

Net Decrease in Cash	(381.2)	(223.2)

Cash and Cash Equivalents, Beginning	461.7	562.7

Cash and Cash Equivalents, Ending	$80.5	$339.5

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AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Tons Shipped by Product (000's)
Stainless/electrical	226.9	178.0	657.9	485.6
Coated	624.4	497.3	1,944.8	1,170.1
Cold-rolled	322.5	194.4	889.0	487.4
Tubular	33.2	23.5	94.5	58.3
Subtotal value-added shipments	1,207.0	893.2	3,586.2	2,201.4

Hot-rolled	213.6	118.5	591.4	258.9
Secondary	45.2	36.1	123.4	106.9
Subtotal non value-added shipments	258.8	154.6	714.8	365.8

Total Shipments	1,465.8	1,047.8	4,301.0	2,567.2

Shipments by Product (%)
Stainless/electrical	15.5%	17.0%	15.3%	18.9%
Coated	42.6%	47.5%	45.2%	45.6%
Cold-rolled	22.0%	18.6%	20.7%	19.0%
Tubular	2.3%	2.2%	2.2%	2.3%
Subtotal value-added shipments	82.4%	85.3%	83.4%	85.8%

Hot-rolled	14.6%	11.3%	13.8%	10.1%
Secondary	3.0%	3.4%	2.8%	4.1%
Subtotal non value-added shipments	17.6%	14.7%	16.6%	14.2%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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